Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Bancorp and Subsidiaries

We consent to the use of our report dated March 6, 2005, with respect to the consolidated balance sheet of First Bancorp and Subsidiaries as of December 31, 2004, and the related consolidated statement of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus.

/s/  KPMG LLP

Charlotte, North Carolina
February 1, 2008